Exhibit 16

Ernst & Young LLP

220 South Sixth Street, Suite 1400

Minneapolis, MN 55402

Phone: (612) 343-1000

www.ey.com

December 29, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K having a Date of Report of December 29, 2004, of Best Buy Co., Inc. and are in agreement with all of the statements contained in Item 4.01 except for the last sentence of the first paragraph. We have no basis to agree or disagree with the statements made by the registrant in the last sentence of the first paragraph in Item 4.01.

/s/ Ernst & Young LLP